Exhibit 2.l.1

[Arnold & Porter LLP Letterhead]

April 22, 2010

American Capital, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Ladies and Gentlemen:

We have acted as special counsel to American Capital, Ltd. (the “Company”) in connection with the offering by the Company of 58,300,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to (i) the Registration Statement on Form N-2, as amended (file no. 333-161421), which was declared effective by the Securities and Exchange Commission (the “Commission”) on November 5, 2009 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the base Prospectus dated November 5, 2009 and the related Prospectus Supplement filed with the Commission on April 19, 2010 (together with the base Prospectus, the “Prospectus Supplement”), and (ii) the subscription agreements dated as of April 19, 2010 (each, a “Subscription Agreement”) between the Company and the institutional investors party thereto (together, the “Investors”), which such form of Subscription Agreement shall be filed by the Company as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement (the “Amendment”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, corporate records, instruments and other documents as we have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing and the further assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Shares are issued and delivered to the Investors in the manner contemplated by the Subscription Agreement and the Prospectus Supplement and against receipt by the Company of the consideration therefor as provided therein, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon the assumption that there will be no material changes in the documents examined and matters investigated and that at the time of issuance of the Shares there will be authorized but unissued shares of common stock of the Company available in amounts sufficient for such issuance.

This opinion letter has been prepared for use in connection with the Registration Statement. This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, we assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise. This opinion is limited to the matters expressly set forth herein, and no other opinion should be inferred beyond such matters.

We hereby consent to the filing of this opinion letter as an exhibit to the Amendment, and to the reference to this firm under the caption “Legal Matters” in the base Prospectus. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Arnold & Porter LLP

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